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                                  Exhibit 23.2

         Consent of Horsfall, Murphy & Pindroh, Auditors for the Company



We consent to the incorporation by reference in the registration statement (No. 33-6827-LA) on Form S-3 of KCD Holdings Incorporated of our report dated May 13, 1995 appearing in the January 31, 1996 annual report on Form 10-KSB relating to the consolidated balance sheet of KCD Holdings Incorporated and subsidiary (the Company) as of January 31, 1995 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year then ended and to the reference to our firm under the heading "Experts" in the prospectus.




                                     Horsfall, Murphy & Pindroh

Pasadena, California
January 21, 1997